Exhibit 10.26

AMENDMENT NO. 1 TO
LOUISIANA-PACIFIC CORPORATION
2013 OMNIBUS STOCK AWARD PLAN

The Board of Directors (the “Board”) of Louisiana-Pacific Corporation (the “Corporation”) has approved and adopted this Amendment No. 1 (this “Amendment”) to the Louisiana-Pacific Corporation 2013 Omnibus Stock Award Plan, effective May 3, 2013 (the “Plan”), as of February 5, 2018 (the “Amendment Adoption Date”), pursuant to the Board’s authority under Article 13 of the Plan. This Amendment will be effective as described herein. The Plan is hereby amended as follows:

Part I.

Clause (2) of Section 4.4(b) is hereby deleted in its entirety and replaced with the following:

(2) The number of Shares tendered (by actual delivery or attestation) or withheld from an Award to pay the exercise price of the Award or to satisfy (up to but not exceeding) the minimum tax withholding obligation or liability of a Participant shall be added back to the number of Shares available for delivery pursuant to Awards; provided, however, that such recycling of Shares for tax withholding purposes is limited to 10 years from the latest date of stockholder approval of the Plan if such recycling involves Shares that have actually been issued by the Corporation.

Part II.

Section 7.1 is hereby deleted in its entirety and replaced with the following:

7.1 General. Subject to adjustment pursuant to Article 12 of the Plan and except with respect to stock options granted (in compliance with Code Section 409A and applicable stock exchange requirements) in substitution for or in assumption or conversion of, stock options held by awardees of an entity engaging in a merger, acquisition, spin-off or other corporate transaction with the Corporation, the exercise price for each stock option may not be less than 100 percent of the Fair Market Value of the Common Stock on the date of grant. Stock options will be exercisable for such period as specified by the Administrator in the applicable Award Agreement, but in no event may options be exercisable for a period of more than ten years after their date of grant. No award of stock options will include the right to receive dividends or dividend equivalents.

Part III.

Section 8.1 is hereby deleted in its entirety and replaced with the following:

8.1 Stock appreciation rights may be granted in tandem with a stock option, in addition to a stock option, or may be freestanding and unrelated to a stock option. Stock appreciation rights granted in tandem or in addition to a stock option may be granted either at the same time as the stock option or at a later time. A stock appreciation right will entitle the Participant to receive from the Corporation an amount equal to the increase in the Fair Market Value of a Share on the exercise of the stock appreciation right over the grant price. Subject to adjustment pursuant to Article 12 (Adjustments upon Certain Changes in Capitalization) of the Plan and except with respect to stock appreciation rights granted (in compliance with Code Section

409A and applicable stock exchange requirements) in substitution for or in assumption or conversion of, stock appreciation rights held by awardees of an entity engaging in a merger, acquisition, spin-off or other corporate transaction with the Corporation, the grant price for each stock appreciation right may not be less than 100 percent of the Fair Market Value of the Common Stock on the date of grant, and in no event may stock appreciation rights be exercisable for a period of more than ten years after their date of grant. The Administrator may determine in its discretion whether the stock appreciation right may be settled in cash, Shares, or a combination of cash and Shares. No award of stock appreciation rights will include the right to receive dividends or dividend equivalents.

Part IV.

Section 14.1 is hereby deleted in its entirety and replaced with the following:

14.1 Tax Withholding. The Corporation will have the right to deduct from any settlement of any Award under the Plan, including the delivery or Vesting of Shares, any federal, state, or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for the payment of such taxes. The recipient of any payment or distribution under the Plan must make arrangements satisfactory to the Corporation for the satisfaction of any such withholding tax obligations. The Corporation will not be required to make any such payment or distribution under the Plan until such obligations are satisfied. The Board or the committee of the Board designated to administer the Plan, in its discretion, may permit a Participant to satisfy the Participant's federal, state, or local tax, or tax withholding obligations with respect to an Award by having the Corporation retain the number of Shares having a Fair Market Value equal to the amount of taxes or withholding taxes. In no event will the fair market value of the Common Stock to be retained pursuant to this Section 14.1 with respect to an employee to satisfy applicable withholding taxes in connection with the benefit exceed the maximum statutory tax rates applicable with respect to such employee regarding the applicable jurisdiction.

Effectiveness; General Terms.

Part I and Part IV of this Amendment are effective as to all Awards outstanding under the Plan as of the Amendment Adoption Date (and all Awards granted after the Amendment Adoption Date) except to the extent that such application would cause an Award that otherwise would qualify as “qualified performance-based compensation” under Code Section 162(m) from so qualifying. This Amendment is otherwise effective as of the Amendment Adoption Date. Except as amended by this Amendment, the Plan shall remain in full force and effect. Capitalized terms used but not defined in this Amendment have the respective meanings ascribed thereto in the Plan.